EXHIBIT 4.3

EXECUTION COPY

PNM RESOURCES, INC.

to

U.S. BANK NATIONAL ASSOCIATION,

Trustee

SUPPLEMENTAL INDENTURE NO. 2

Dated as of August 4, 2008

(For Senior Notes)

TABLE OF CONTENTS

Article 1
DEFINITIONS

Section 1.01	Relation to Base Indenture	2
Section 1.02	Definition of Terms	2

Article 2
CHARGES TO THE GENERAL TERMS AND CONDITIONS
OF THE ORIGINAL SENIOR NOTES

Article 3
MISCELLANEOUS

Section 3.01	Ratification of Indenture	10
Section 3.02	Trustee not Responsible for Recitals	10
Section 3.03	New York Law to Govern	10
Section 3.04	Separability	10
Section 3.05	Counterparts	10

i

SUPPLEMENTAL INDENTURE NO. 2, dated as of August 4, 2008 (“Supplemental Indenture No. 2”), between PNM RESOURCES, INC., a corporation duly organized and existing under the laws of the State of New Mexico (the “Company”), having its principal office at Alvarado Square, Albuquerque, New Mexico 87158, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of October 7, 2005 (the “Base Indenture”), providing for the issuance from time to time of series of the Notes (as defined in the Base Indenture).

WHEREAS, pursuant to Section 9.01(7) of the Base Indenture, the Company has heretofore executed and delivered to the Trustee a Supplemental Indenture dated as of October 7, 2005 (the “Supplemental Indenture No. 1” and, together with the Base Indenture, the “Indenture”) to establish the form and terms of the Company’s 5.1% Senior Notes due August 16, 2010 (the “Original Senior Notes”) as permitted by Section 3.01 of the Base Indenture.

WHEREAS, on October 7, 2005, pursuant to Section 2.01 and Section 3.01 of the Base Indenture, the Company issued $100,000,000 aggregate principal amount of the Original Senior Notes, all of which remain Outstanding on the date hereof.

WHEREAS, Section 9.02 of the Base Indenture provides that, with the consent of the Holders of the Notes of all series then Outstanding under the Indenture, considered as one class, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Base Indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture.

WHEREAS, the Company now desires to amend the Indenture in order to change the terms of the Original Senior Notes (such Original Senior Notes as so modified the “Amended Senior Notes”).

WHEREAS, Holders of all Notes Outstanding (as such terms are defined in the Base Indenture) have heretofore consented to the changes to the Indenture and the Original Senior Notes embodied in and to be effected by this Supplemental Indenture No. 2 pursuant to Section 9.02 of the Base Indenture.

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture No. 2, and all requirements necessary to make this Supplemental Indenture No. 2 a valid, binding and enforceable instrument in accordance with its terms, and to make the Amended Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture No. 2 has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1

DEFINITIONS

Section 1.01 Relation to Base Indenture.  This Supplemental Indenture No. 2 constitutes an integral part of the Base Indenture.

Section 1.02 Definition of Terms.  For all purposes of this Supplemental Indenture No. 2:

(a)       Capitalized terms used herein without definition shall have the meanings specified in the Base Indenture or Supplemental Indenture No. 1, or, if not defined in the Base Indenture or Supplemental Indenture No. 1, in the Purchase Contract Agreement, the Pledge Agreement or the Remarketing Agreement, as applicable;

(b)       a term defined anywhere in this Supplemental Indenture No. 2 has the same meaning throughout;

(c)       the singular includes the plural and vice versa;

(d)       headings are for convenience of reference only and do not affect interpretation;

(e)       the following terms have the meanings given to them in this Article 1 and such meanings shall supersede and replace the meanings given them, if any, in the Base Indenture or Supplemental Indenture No. 1:

“Base Rate” means, if the Company has elected for the Reset Rate to be a floating interest rate, the applicable index rate or the method or formula for calculating an index rate chosen by the Company in connection with such election as stated in the notice provided for in Section 8.03(g).

 “Pledge Agreement” means the Amended and Restated Pledge Agreement, dated as of August 4, 2008, among the Company, U.S. Bank National Association, as Collateral Agent, Custodial Agent and Securities Intermediary, and U.S. Bank National Association, as Purchase Contract Agent and attorney-in-fact for the Holders of the Purchase Contracts, as amended from time to time.

“Purchase Contract Agreement” means the Amended and Restated Purchase Contract Agreement, dated as of August 4, 2008, between the Company and U.S. Bank National Association, as purchase contract agent, as amended from time to time.

“Remarketing Agreement” means the Remarketing Agreement, dated as of October 7, 2005, as amended and supplemented by a letter agreement, dated as of August 4, 2008, among the Company, the Remarketing Agent, and the Purchase Contract Agent, as amended from time to time.

“Remarketing Price” shall have the meaning set forth in Section 8.02.

“Resale Restriction Termination Date” means, for any Restricted Senior Note (or beneficial interest therein), one year (or such other period specified in Rule 144 (or any successor provision)) from the Issuance Date.

“Reset Effective Date” means the Purchase Contract Settlement Date, in the event of a Successful Remarketing pursuant to which the Coupon Rate is reset to a Reset Rate.

“Reset Rate” means, at the option of the Company, either (i) the fixed interest rate per annum (as determined by the Remarketing Agent) or, (ii) if the Company has elected for the Reset Rate to be a floating interest rate, the sum of the Reset Spread (as determined by the Remarketing Agent) and the Base Rate, as necessary to remarket the Remarketed Senior Notes at the Remarketing Price; provided that if there are no Corporate Units outstanding and none of the Holders elect to have Separate Senior Notes held by them remarketed, or in the case of a Failed Final Remarketing, the interest rate payable on the Senior Notes will not be reset and the interest rate payable on the Senior Notes shall continue to be the Coupon Rate.

“Reset Spread” means the number of basis points necessary to be added to the Base Rate on the applicable Remarketing Date in order to remarket all of the Remarketed Senior Notes at the Remarketing Price on such Remarketing Date, as determined in accordance with Section 8.03.

“Treasury Portfolio” means a portfolio of (1) U.S. treasury securities (or principal or interest strips thereof) that mature on or prior to November 15, 2008 in an aggregate amount at maturity equal to the Applicable Principal Amount, and, (2) in the case of a Special Event Redemption, for each scheduled Interest Payment Date that occurs after the Special Event Redemption Date to and including the Purchase Contract Settlement Date, U.S. treasury securities (or principal or interest strips thereof) that mature on or prior to the business day immediately preceding such scheduled Interest Payment Date in an aggregate amount equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been due on such scheduled Interest Payment Date on the Applicable Principal Amount.

“Treasury Portfolio Purchase Price” means the lowest aggregate ask-side price quoted by a Primary Treasury Dealer to the Quotation Agent between 9:00 a.m. and 11:00 a.m., New York City time, on the third Business Day immediately preceding the Special Event Redemption Date for the purchase of the applicable Treasury Portfolio for settlement on the Special Event Redemption Date.

The terms “Supplemental Indenture No. 2,” “Company,” “Trustee,” “Indenture,” “Base Indenture” “Supplemental Indenture No. 1,” “Original Senior Notes”

and “Amended Senior Notes” shall have the respective meanings set forth in the recitals to this Supplemental Indenture No. 2 and the paragraph preceding such recitals.

Article 2

CHANGES TO THE GENERAL TERMS AND CONDITIONS
OF THE ORIGINAL SENIOR NOTES

Section 2.01 Amendment of Section 1.02 of Supplemental Indenture No. 1.  Supplemental Indenture No. 1 is hereby amended by deleting the definition of “Definitive Senior Notes” from Section 1.02 thereof.

Section 2.02 Amendment of Section 2.04 of Supplemental Indenture No. 1.  Supplemental Indenture No. 1 is hereby amended by deleting Section 2.04 thereof in its entirety and replacing it with the following:

Section 2.04.        Global or Definitive Senior Notes.  Senior Notes that are no longer a component of the Corporate Units and are released from the Collateral Account (as defined in the Pledge Agreement) may, at the Company’s option, either be issued (i) in fully registered, global form, and initially evidenced by one or more certificates issued to Cede & Co., as nominee of The Depository Trust Company, or (ii) in certificated form.

Section 2.03 Amendment of Section 2.05 of Supplemental Indenture No. 1.  Supplemental Indenture No. 1 is hereby amended by deleting Section 2.05 thereof in its entirety and replacing it with the following:

Section 2.05.        Interest.  (a)  The Senior Notes will bear interest initially at the rate of 5.1% per year (the “Coupon Rate”) from the original date of issuance through and including the earlier of (i) the Maturity Date and (ii) the day immediately preceding any Reset Effective Date.  In the event of a Successful Remarketing of the Senior Notes, the Coupon Rate will be reset by the Remarketing Agent at the appropriate Reset Rate with effect from the related Reset Effective Date, as set forth under Section 8.03.  If the Coupon Rate is so reset, the Senior Notes will bear interest at the Reset Rate from time to time in effect from the related Reset Effective Date until the principal thereof and interest thereon is paid or duly made available for payment and shall bear interest, to the extent permitted by law, compounded on each Interest Payment Date, on any overdue principal and payment of interest at the Coupon Rate through and including the day immediately preceding the Reset Effective Date and at the Reset Rate from time to time in effect thereafter.

(b)       Interest on the Senior Notes shall be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year (each, an “Interest Payment Date”), commencing November 16,

2005, to the Person in whose name such Senior Note, or any predecessor Senior Note, is registered at the close of business on the Record Date for such Interest Payment Date.  Interest on the Senior Notes shall accrue from October 7, 2005.

Notwithstanding the foregoing, in the event of a Successful Remarketing of the Senior Notes, the Company may redetermine the Interest Payment Dates and the Senior Notes will bear interest at the appropriate Reset Rate from time to time in effect from the related Reset Effective Date payable either semi-annually or quarterly, as determined by the Company.

(c)       If the Reset Rate is a fixed interest rate, the amount of interest payable for any full quarterly or semi-annual period, as the case may be, will be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of interest payable for any period shorter than a full quarterly or semi-annual period, as the case may be, for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.  In the event that any scheduled Interest Payment Date falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay).

(d)       Notwithstanding any other provision of the Indenture, in the event the Reset Rate is a floating interest rate, the Company may elect (i) to modify the day count conventions set forth in this Section 2.05 and (ii) to modify the definition of the term “Business Day” set forth in Section 1.02 herein.

Section 2.04 Amendment of Article 8 of Supplemental Indenture No. 1.  Supplemental Indenture No. 1 is hereby amended by deleting Article 8 thereof in its entirety and replacing it with the following:

Article 8
REMARKETING

Section 8.01.        Remarketing Procedures.  (a)  Unless a Special Event Redemption, an Early Settlement or a Cash Merger Early Settlement has occurred prior to the Initial Remarketing Date, the Company shall engage the Remarketing Agent pursuant to the Remarketing Agreement for the Remarketing of the Senior Notes.  The Company will request, not later than seven nor more than 15 calendar days prior to the Initial Remarketing Date, that the Trustee notify the Holders of

Separate Senior Notes, Corporate Units and Treasury Units of the procedures to be followed in the Remarketings.

(b)           Each Holder of Separate Senior Notes may elect to have Separate Senior Notes held by such Holder remarketed in all Remarketings.  A Holder making such an election must, pursuant to the Pledge Agreement, notify the Custodial Agent and deliver such Separate Senior Notes to the Custodial Agent on or prior to 5:00 p.m. (New York City time) on or prior to the seventh Business Day immediately preceding the Initial Remarketing Date (but no earlier than the Interest Payment Date immediately preceding the Initial Remarketing Date).  Any such notice and delivery may not be conditioned upon the level at which the Reset Rate is established in the Remarketing.  Any such notice and delivery may be withdrawn on or prior to 5:00 p.m. (New York City time) on the seventh Business Day immediately preceding the Initial Remarketing Date in accordance with the provisions set forth in the Pledge Agreement.  Any such notice and delivery not withdrawn by such time will be irrevocable with respect to all Remarketings.  Pursuant to Section 5.07(c) of the Pledge Agreement, by 12:00 noon, New York City time, on the Business Day immediately preceding the Initial Remarketing Date, the Custodial Agent, based on the notices and deliveries received by it prior to such time, shall notify the Remarketing Agent of the principal amount of Separate Senior Notes to be tendered for Remarketing and, upon a Successful Remarketing, shall cause such Separate Senior Notes to be presented to the Remarketing Agent.  Under Section 5.02 of the Purchase Contract Agreement, Senior Notes that are components of Corporate Units will be deemed tendered for Remarketing and will be remarketed in accordance with the terms of the Remarketing Agreement.

(c)           The right of each Holder of Senior Notes that are included in Corporate Units to have such Senior Notes, and each Holder of Separate Senior Notes to have any Separate Senior Notes (together, the “Remarketed Senior Notes”), remarketed and sold on any Remarketing Date shall be limited to the extent that (i) the Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement, (ii) a Special Event Redemption has not occurred prior to such Remarketing Date, (iii) the Remarketing Agent is able to find a purchaser or purchasers for Remarketed Senior Notes at the Remarketing Price and (iv) the purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

(d)           Neither the Trustee, the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of Senior Notes for remarketing.

Section 8.02.        Remarketing.  Unless a Special Event Redemption, an Early Settlement or a Cash Merger Early Settlement has occurred prior to the Initial Remarketing Date, on the Initial Remarketing Date, the Remarketing Agent shall, pursuant and subject to the terms of the Remarketing Agreement, use commercially reasonable efforts to remarket the Remarketed Senior Notes at a price (the “Remarketing Price”) equal to 100.00% of the aggregate principal amount of the Remarketed Senior Notes.

Section 8.03.        Reset Rate and Extended Maturity Date.  (a)  In connection with each Remarketing, and subject to Sections 8.03(b) and 8.03(c) below, the Remarketing Agent shall determine, in consultation with the Company, the Reset Rate (with the fixed interest rate or, in the case of a floating interest rate, the Reset Spread rounded to the nearest one-thousandth (0.001) of one percent per annum) that the Remarketed Senior Notes should bear in order to have an aggregate market value equal to the Remarketing Price and that in the sole discretion of the Remarketing Agent will enable it to remarket all of the Remarketed Senior Notes at the Remarketing Price in such Remarketing.

(b)           Anything herein to the contrary notwithstanding, the Remarketing Agent shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate or, if there is any such limitation, the maximum permissible Reset Rate on the Senior Notes and shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the eighth Business Day before the Initial Remarketing Date) as to whether or not there is any such limitation in any applicable jurisdiction.

(c)           In connection with each Remarketing, the Remarketing Agent, in consultation with the Company, may extend the Maturity Date to a date selected by the Company that is two or three years from the date on which the Reset Rate is set.  Such extended maturity date (the “Extended Maturity Date”), if any, will be specified in the Remarketing announcement and will become effective on the Reset Effective Date.

(d)           In connection with each Remarketing, the Company may also elect to add any additional financial covenants as the Company may determine.  Such an election would take effect, upon a Successful Remarketing, on the Reset Effective Date.  In addition, as provided in Section 2.05(b) herein, upon a Successful Remarketing, the Interest Payment Dates may be redetermined to provide for payment of interest semi-annually instead of quarterly.  Furthermore, as provided in Section 2.05(d) herein, upon a Successful Remarketing at a floating interest rate Reset Rate, the business day and day count conventions set forth in

Section 2.05 herein and the definition of “Business Day” set forth in Section 1.02 herein may be modified.

(e)           In the event of a Failed Final Remarketing or if no Senior Notes are included in Corporate Units and none of the Holders of the Separate Senior Notes elect to have their Senior Notes remarketed in any Remarketing, the applicable interest rate on the Senior Notes will not be reset and will continue to be the Coupon Rate and the Maturity Date will not be extended.

(f)           In the event of a Successful Remarketing, as of the Reset Effective Date, the Coupon Rate shall be reset at the Reset Rate as determined by the Remarketing Agent under the Remarketing Agreement and the Maturity Date, if extended, will be extended to the Extended Maturity Date.

(g)           The Company, at its option, may elect for the Reset Rate to be either a fixed interest rate (as determined by the Remarketing Agent) or a floating interest rate equal to the sum of the Reset Spread (as determined by the Remarketing Agent) and the Base Rate (as determined by the Company).  The Amended Senior Notes may have such terms in addition to or in lieu of any one or more of the terms established pursuant to any of the provisions of this Supplemental Indenture No. 2 and may be in such form, in any case, as the Company may determine and as shall be set forth in an indenture supplemental to the Indenture,  as supplemented and amended hereby; and the Trustee is hereby authorized and directed to join with the Company in the execution and delivery of any such supplemental indenture, such supplemental indenture, if any, to be effective as the Reset Effective Date.

Section 8.04.        Failed Remarketing.  (a)  If, by 4:00 p.m. (New York City time) on any Remarketing Date, the Remarketing Agent is unable to remarket all of the Remarketed Senior Notes at the Remarketing Price, pursuant to the terms and conditions hereof, a Failed Remarketing shall be deemed to have occurred, and the Remarketing Agent shall so advise by telephone the Purchase Contract Agent and the Company.  Whether or not there has been a Failed Remarketing will be determined in the sole reasonable discretion of the Remarketing Agent.  Promptly following any Failed Final Remarketing, the Custodial Agent shall return the Separate Senior Notes to the appropriate Holders.

(b)           The Company shall cause a notice of a Failed Final Remarketing to be posted on the Company’s website by the first Business Day following such Failed Final Remarketing.

Section 8.05.        Put Right.  (a)  Subject to paragraph (b) hereof, if there has not been a Successful Remarketing prior to the Purchase Contract Settlement Date, Holders of Separate Senior Notes and Holders of Senior Notes that are a component of Corporate Units will, subject to this Section 8.05, have the right (the “Put Right”) to require the Company to purchase their Senior Notes, on the Purchase Contract Settlement Date, at a price per Senior Note equal to $1,000.00 plus accrued and unpaid interest to but excluding the Purchase Contract Settlement Date (the “Put Price”).

(b)           The Put Right of Holders of Senior Notes that are part of Corporate Units will be automatically exercised unless such Holders (1) prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date, provide written notice to the Purchase Contract Agent of their intention to settle the related Purchase Contract with separate cash, and (2) on or prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Contract Settlement Date, deliver to the Collateral Agent $25 in cash per Purchase Contract, in each case pursuant to the Purchase Contract Agreement and such Holders shall be deemed to have elected to pay the Purchase Price for the shares of Common Stock or Preferred Stock, as applicable, to be issued under the related Purchase Contract from a portion of the Proceeds of the Put Right of such Senior Notes equal to the Purchase Price in full satisfaction of such Holders’ obligations under the Purchase Contracts, and any remaining amount of the Put Price following satisfaction of the related Purchase Contract will be paid to such Holder.

(c)           The Put Right of a Holder of a Separate Senior Note shall only be exercisable upon delivery of a notice to the Trustee by such Holder on or prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date.  On or prior to the Purchase Contract Settlement Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Purchase Contract Settlement Date, the aggregate Put Price of all Separate Senior Notes with respect to which a Holder has exercised a Put Right.  In exchange for any Separate Senior Notes surrendered pursuant to the Put Right, the Trustee shall then distribute such amount to the Holders of such Separate Senior Notes.

Section 8.06.        Additional Event of Default.  In addition to the events listed as Events of Default in Section 5.01 of the Base Indenture, it shall be an additional Event of Default with respect to the Senior Notes, if the Company shall not have satisfied its obligation to pay the Put Price when due with respect to any Separate Senior Note following exercise of the Put Right in accordance with Section 8.05.

Section 8.07        Legal Holidays.  In case the Purchase Contract Settlement Date shall not be a Business Day (notwithstanding any other provision of this Indenture or of the Senior Notes), any Remarketing of Senior Notes shall not settle on such date and remarketed Senior Notes shall be settled on the next succeeding Business Day with the same force and effect as if made on such Purchase Contract Settlement Date, and without any adjustment of the Purchase Price.

Section 2.05 Amendment of Exhibit A of Supplemental Indenture No. 1.  Supplemental Indenture No. 1 is hereby amended by deleting Exhibit A thereto in its entirety and replacing it with Exhibit A hereto.

Article 3
MISCELLANEOUS

Section 3.01 Ratification of Indenture.  The Indenture, as supplemented by this Supplemental Indenture No. 2, is in all respects ratified and confirmed, and this Supplemental Indenture No. 2 shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02 Trustee not Responsible for Recitals.  The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture No. 2.

Section 3.03 New York Law to Govern.  THIS SUPPLEMENTAL INDENTURE NO. 2 AND EACH AMENDED SENIOR NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.04 Separability.  In case any one or more of the provisions contained in this Supplemental Indenture No. 2 or in the Amended Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture No. 2 or of the Amended Senior Notes, but this Supplemental Indenture No. 2 and the Amended Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.05 Counterparts.  This Supplemental Indenture No. 2 may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

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[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE NO. 2]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 2 to be duly executed, as of the day and year first written above.

    PNM RESOURCES, INC.

    By: /s/ Terry R. Horn
          Terry R. Horn,
           Vice President and Treasurer

    U.S. BANK NATIONAL ASSOCIATION,
      as Trustee

    By: /s/Patrick J. Crowley
          Patrick J. Crowley
           Vice President